EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
  Semitool Europe Ltd.
  Semitool Halbleitertechnik Vertriebs GmbH
  Semitool France SARL
  Semitool Italia SRL
  Semitool Japan Inc.
  Semitool Korea, Inc.
  Semitool (Asia) Pte Ltd.
  Rhetech, Inc.
  Semitool Austria GmbH
Semitool Israel, Limited	United Kingdom Germany France Italy Japan Korea Singapore Delaware Austria Israel